EXHIBIT 8.1

TAX OPINION OF MARTIN SNOW, LLP

Bank of Gray
282 W. Clinton Street
P. O. Box 1269
Gray, Georgia 31032

Re:     Federal Income Tax Consequences of the Proposed Merger of
Bank of Gray with and into SNB Bancshares, Inc.
___________________________________________________

Ladies and Gentlemen:

We have acted as counsel for SNB Bancshares, Inc. (“SNB Bancshares”) in connection with the proposed merger (the “Merger”) of Bank of Gray (“Bank of Gray”) with and into Security Interim Bank, pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of October 25, 2002 by and between SNB Bancshares and Bank of Gray. In our capacity as counsel for SNB Bancshares and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Merger. Capitalized terms used but not specifically defined herein have the meanings ascribed to such terms in the Merger Agreement.

This opinion is being furnished to you, at the request of SNB Bancshares, in connection with the filing by SNB Bancshares of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering our opinion set forth below, we have examined and, with the consent of SNB Bancshares and Bank of Gray, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by SNB Bancshares and Bank of Gray, including representations and covenants set forth in letters from SNB Bancshares and Bank of Gray dated the date hereof (the “Tax Certificates”), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of SNB Bancshares and Bank of Gray, as of the Effective Time.

In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, SNB Bancshares and Bank of Gray. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by SNB Bancshares and Bank of Gray (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, in the Merger Agreement or in the Tax Certificates (giving effect to all events occurring after the date hereof, whether prior or subsequent to the Effective Time) may affect the conclusions stated herein.

We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law:

(1)       The Merger will qualify as a “reorganization” for U.S. federal income tax purposes under Section 368(a) of the Code;

(2)       A Bank of Gray shareholder will not recognize gain or loss on his or her exchange in the Merger of shares of Bank of Gray Common Stock for SNB Bancshares Common Stock with respect to such exchange, except to the extent of any cash received; and

(3)       The statements in the Proxy Statement/Prospectus, which forms part of the Registration Statement (the “Proxy Statement/Prospectus”), under the caption “Certain Important Federal Income Tax Consequences of the Merger,” insofar as such statements purport to summarize the material federal income tax consequences of the Merger to Bank of Gray and the holders of Bank of Gray common stock under the laws of the United States referred to therein and subject to the qualifications referred to therein, fairly summarize such consequences in all material respects. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus under the captions “Certain Important Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Yours very truly, MARTIN, SNOW, LLP

TAX CERTIFICATE

This Tax Certificate is executed for the purposes set out in the Tax Opinion required in Section 9.1(g) in the Agreement and Plan of Reorganization dated October 25, 2002 between Bank of Gray and SNB Bancshares, Inc. (the “Agreement”).

•          Security Interim Bank will acquire 100% of the assets of Bank of Gray and its subsidiary in the merger.

•          As a result of the merger of Bank of Gray with and into Security Interim Bank , and taking into account (a) the number of shares of Bank of Gray common stock which are held by shareholders of Bank of Gray who dissent to the Merger Agreement and perfect their dissenters’ rights under the laws of the State of Georgia, (b) the number of shares of Bank of Gray common stock that are settled for cash in lieu of fractional shares of SNB Bancshares common stock, and (c) the Cash Consideration paid to Bank of Gray shareholders, the shareholders of Bank of Gray will exchange in the merger for SNB Bancshares common stock a number of shares of Bank of Gray common stock, which, in the aggregate, will have a value of at least fifty percent (50%) of the total value of Bank of Gray common stock outstanding as of the effective time of the merger.

•          You are not aware of any plan or intention on the part of the shareholders of Bank of Gray to sell or otherwise dispose of their Bank of Gray common stock prior to the merger or to sell or otherwise dispose of the SNB Bancshares common stock that will be received by them in the merger to any persons related to SNB.

•          Following the merger, Security Interim Bank will continue to operate Bank of Gray’s business, and SNB Bancshares has no plans or intentions to liquidate Security Interim Bank or to cause SNB Bancshares to sell or otherwise dispose of any of the assets received from Bank of Gray in the merger, other than in the ordinary course of business.

•          SNB Bancshares has no plan or understanding with Bank of Gray or with any shareholder of SNB Bancshares to redeem or to repurchase any of the SNB Bancshares common stock that will be issued in the merger to the Bank of Gray shareholders. Such SNB Bancshares common stock will not be callable by SNB Bancshares and will not be subject to any kind of “put” option.

•          As a result of the merger, Security Interim Bank will assume or receive the assets of Bank of Gray subject to all the liabilities of Bank of Gray, including any liabilities of Bank of Gray for unpaid costs and expenses incurred by Bank of Gray in connection with the merger. All liabilities of Bank of Gray at the time of the merger, except those relating to expenses incurred by Bank of Gray in connection with the merger, will have been incurred by Bank of Gray in the ordinary course of business or will be associated with the assets transferred to SNB Bancshares in the merger.

•          Prior to the merger, Bank of Gray will not pay any dividends or make any other distributions with respect to its stock, other than normal, regular cash dividends.

•          SNB Bancshares will pay all the costs and expenses incurred by it and its wholly owned subsidiary in connection with the merger, and Bank of Gray will pay all the costs and expenses incurred by it and its wholly-owned subsidiary in connection with the merger, except that each of the parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and Proxy Statement. The shareholders of Bank of Gray will pay their own costs and expenses, if any, incurred in connection with the merger.

•          The compensation that will be paid by SNB Bancshares to any employees of Bank of Gray who are employed by SNB Bancshares following the merger will not be a part of the consideration given to the shareholders of Bank of Gray in exchange for their Bank of Gray common stock and will be commensurate in each instance with the service to be rendered by such employee.

•          The business reasons for the merger are as follows: The assets and business of Bank of Gray represent a sound income-producing investment with potential long range appreciation. In addition, the merger will enable Bank of Gray to expand its business through its affiliation with SNB Bancshares and will enable the shareholders of Bank of Gray to receive stock of a larger corporation with a more active trading market in exchange for their Bank of Gray common stock.

The capitalized terms set out herein shall have the same meaning assigned to such terms in the Agreement.

Undersigned makes the foregoing representations to induce Martin Snow, LLP to issue the tax opinion as a condition to the obligations of Bank of Gray in the Agreement and Plan of Reorganization dated October 25, 2002.

This 28 day of February, 2003.

SNB BANCSHARES, INC.
By:	/s/ H. Averett Walker

H. Averett Walker, President

BANK OF GRAY
By:	/s/ Thad G. Childs, Jr.

Thad G. Childs, Jr., President